Exhibit 99

Form 3 Joint Filer Information

Name:	Chinamerica Dalian Fushi Acquisition LLC, a Texas limited liability company

Address:	2909 St. Andrews Drive
Richardson, Texas 75082

Designated Filer:	Chinamerica Fund, LP, a Texas limited partnership

Issuer & Ticker Symbol:	Parallel Technologies, Inc. (PLLK.OB.)

Date of Event
Requiring Statement:	December 13, 2005

Signature:	By:	Chinamerica Holdings, L.L.C., its Manager
	By:	/s/ Beau Johnson
Beau Johnson
	Title:	Managing Member